Exhibit 99.2

Calculation of 1735 Market Street Net Operating Income (NOI) and 1735 Market Street Cash Basis NOI
(amounts in thousands)

	Three Months	Year
	Ended	Ended
	December 31, 2018
Calculation of 1735 Market Street NOI and 1735 Market Street Cash Basis NOI:
Rental income	$6,946	$25,869
Tenant reimbursements and other income	3,391	12,510
Operating expenses	(4,414)	(17,086)
1735 Market Street NOI	$5,923	$21,293
Straight line rent adjustments	(1,012)	(3,704)
1735 Market Street Cash Basis NOI	$4,911	$17,589

Reconciliation of 1735 Market Street NOI to 1735 Market Street GAAP Operating Income:
1735 Market Street Cash Basis NOI	$4,911	$17,589
Straight line rent adjustments	1,012	3,704
1735 Market Street NOI	$5,923	$21,293
Depreciation and amortization	(3,371)	(12,826)
1735 Market Street Operating Income	$2,552	$8,467